Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in:

(1)	the Registration Statement (Form S-3 No. 333-200387) of Perrigo Company plc; and

(2)	the Registration Statement (Form S-8 No. 333-192946) pertaining to the various stock incentive plans of Perrigo Company plc of our reports dated February 25, 2016, with respect to the consolidated financial statements and schedule of Perrigo Company plc, and the effectiveness of internal control over financial reporting of Perrigo Company plc included in this Transition Report (Form 10-K) for the period from June 28, 2015 to December 31, 2015.

/s/ Ernst & Young LLP

Grand Rapids, Michigan
February 25, 2016